Epoch Announces 11% Increase in AUM to $12.6 Billion

NEW YORK -- (BUSINESS WIRE) -- April 6, 2010 – Epoch Investment Partners, Inc. (“Epoch” or the “Company”), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were approximately $12.6 billion as of March 31, 2010, an increase of 11% from $11.4 billion as of December 31, 2009.  A significant component of the increase in AUM was the funding of several new institutional and sub-advisory mandates, in both U.S. and global products.

“We are pleased to report another quarter of meaningful AUM growth,” said William W. Priest, Chief Executive Officer of the Company.  “As a result of our strong risk-adjusted investment returns, interest in our U.S. and global investment strategies continues to materialize in the form of new mandates,” stated Mr. Priest. “Appropriately, we continue to make the necessary investments in the Firm’s infrastructure to ensure we can meet our growth expectations, and provide our clients the highest level of service possible.”

As previously announced, the Company commenced posting monthly AUM updates on its website in early November.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended.  Investment management and investment advisory services are the Company's sole line of business.  Headquartered in New York, the Company's current product offerings include U.S. All Cap Value; U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. Choice; International Small Cap; Global Small Cap; Global Choice; Global Equity Shareholder Yield; and Global Absolute Return.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2009.   Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects.  The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact

Phil Clark, 212-303-7210, pclark@eipny.com